   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997


                                                      REGISTRATION NO. 333-39705

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       ALTERNATIVE LIVING SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

                        DELAWARE                                                 39-1771281
            (State or other jurisdiction of                                    (IRS Employer
             incorporation or organization)                                Identification Number)

                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN 53005
                                 (414) 789-9565
   (Address and telephone number of Registrant's principal executive offices)

                   WILLIAM F. LASKY, CHIEF EXECUTIVE OFFICER
                       ALTERNATIVE LIVING SERVICES, INC.
                      450 NORTH SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN 53005
                                 (414) 789-9565
           (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               ALAN C. LEET, ESQ.
                              ROGERS & HARDIN LLP
                   2700 INTERNATIONAL TOWER, PEACHTREE CENTER
                           229 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 522-4700
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, depending on market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                         PROPOSED             PROPOSED
                                                      AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
            TITLE OF EACH CLASS OF                     TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT         OFFERING PRICE(1)         FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share, Debt
  Securities Issuable in Series and Preferred
  Stock issuable in Series(3)..................         (4)                 (4)             $325,000,000           $98,485*
==============================================================================================================================


(1) In no event will aggregate maximum offering price of all securities offered pursuant to this Registration Statement exceed $325,000,000, or if any debt securities are issued with original discount, such greater amount as shall result in an aggregate offering price of $325,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Determined pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) There is also being registered hereunder an indeterminate number of shares of Common Stock as may be issued upon conversion of the Debt Securities or Preferred Stock registered hereby.
(4) Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

 *  Previously paid.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1997


PRELIMINARY PROSPECTUS

                       ALTERNATIVE LIVING SERVICES, INC.

     Alternative Living Services, Inc., a Delaware corporation (the "Company"), may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), and shares of its common stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Securities". The Securities will have an aggregate offering price of up to $325,000,000 and will be offered on terms to be determined at the time of the offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution". The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.


     The Company's Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "ALI". On November 25, 1997, the closing sale price of the Common Stock on the AMEX was $26 11/16 per share.


     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

          THE DATE OF THIS PROSPECTUS IS NOVEMBER             , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on May 12, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (v) the Company's Current Report on Form 8-K dated December 31, 1996, filed with the Commission on January 15, 1997, as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on March 17, 1997; (vi) the Company's Current Report on Form 8-K dated May 14, 1997, filed with the Commission on May 27, 1997; (vii) the Company's Current Report on Form 8-K dated July 30, 1997, filed with the Commission on August 14, 1997; (viii) the Company's Current Report on Form 8-K dated September 23, 1997, filed with the Commission on October 10, 1997, as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on November 6, 1997; and (ix) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 30, 1996. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or in any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Thomas E. Komula, Senior Vice President, 450
N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, telephone (414) 789-9565.

                           FORWARD LOOKING STATEMENTS


     The matters discussed in this Prospectus under "Risk Factors," in addition to certain statements contained elsewhere in this Prospectus, in the accompanying Prospectus Supplement or in the Company's filings under the Exchange Act, are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this Prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by the Company as required by the Securities Act and the Exchange Act. The Company, however, undertakes no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     An investment in the Securities offered hereby involves various risks. Prospective investors are urged to carefully consider each of the following risks, in conjunction with the other information contained in this Prospectus and in the accompanying Prospectus Supplement, before purchasing any Securities of the Company.

HISTORY OF OPERATING LOSSES


     The Company has experienced significant operating losses and net losses in each year since inception, primarily as a result of its development, construction and residence lease-up activities as well as the incurrence of certain expenses to establish corporate infrastructure to support future planned growth. For the years ended December 31, 1994, 1995 and 1996, the Company incurred operating losses of $390,000, $1.0 million and $4.1 million, respectively, and net losses of $643,000, $1.7 million and $7.8 million, respectively. For the nine months ended September 30, 1997, the Company incurred an operating loss and net loss of $1.7 million and $57,000, respectively. On a pro forma basis giving effect to the Sterling Merger (as hereinafter defined) as if it had occurred as of January 1, 1994, the Company would have incurred operating losses of $5.7 million and $3.4 million and a net loss of $8.8 million and net income of $79,000 for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.


     Newly opened assisted living residences typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fee revenues from the lease-up of such residences. As of November 1, 1997, of the Company's 219 residences, 90 had been open for 12 months or less. In addition, the development and construction of assisted living residences requires the commitment of substantial capital over a typical six- to 12-month construction period, the consequence of which may be an adverse impact on the Company's liquidity. As of November 1, 1997, the Company had 99 residences under construction and an additional 74 residences under development. In the case of acquired residences, resident turnover and increased marketing expenditures which may be required to reposition such residences, together with the possible disruption of operations resulting from the implementation of renovations, may adversely impact the financial performance of such residences for a period of time after their acquisition. In addition, occupancy levels and the rates which the Company may be able to charge for its services may be adversely affected in competitive market circumstances which would negatively impact the operating results of affected residences. Accordingly, there can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's financial condition and results of operations. See "-- Development and Construction Risks" and "-- Competition."

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENT OBLIGATIONS


     The Company had lease expense of $6.1 million and $10.7 million for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. On a pro forma basis giving effect to the Sterling Merger as if it had occurred as of January 1, 1994, the Company's total indebtedness as of September 30, 1997 would have been $222 million, and its net interest expense and lease expense would have been $3.2 million and $9.0 million, respectively, for the year ended December 31, 1996 and $2.2 million and $18.1 million, respectively, for the nine months ended September 30, 1997. Debt and annual operating lease payment obligations will continue to increase significantly as the Company pursues its growth strategy. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.


     There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. Any payment or other default with respect to such obligations could cause the lender to foreclose upon the residences securing the indebtedness or, in the case of an operating lease, to terminate the lease, with a consequent loss of income and asset value to the Company. Moreover, because of cross-default and cross-collateralization provisions in certain mortgages and debt instruments of the Company and in most of its leases, a default by the Company on one of its payment obligations could result in acceleration of other obligations and adversely affect a significant number of its other residences. See "-- Need for Additional Financing; Risk of Rising Interest Rates."

INTEGRATION OF OPERATIONS FOLLOWING THE STERLING MERGER

     The merger of the Company with Sterling House Corporation ("Sterling"), which was consummated on October 23, 1997 (the "Sterling Merger"), involves the integration of two companies that have previously operated independently. Among the factors considered by the Board of Directors of the Company in connection with its approval of the Sterling Merger were the opportunities for operating efficiencies that may result from the Sterling Merger. While the Company would expect to achieve certain operating efficiencies as a result of the Sterling Merger, no assurance can be given that difficulties will not be encountered in integrating the operations of the Company and Sterling or that the benefits expected from such integration will be realized. In addition, management of the Company expects to devote significant attention to efforts to integrate the operations of the two companies, which effort may affect such management's ability to manage ongoing operations and expansion efforts. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of the Company.

ABILITY TO CONTINUE GROWTH; ABILITY TO MANAGE RAPID EXPANSION AND BUSINESS DIVERSIFICATION

     The Company has and expects to continue to pursue an aggressive expansion strategy focused on developing, constructing and acquiring assisted living residences. The Company is currently managing significant construction and development activity. Accordingly, the Company's prospects are directly affected by its ability to develop, construct and, to a lesser extent, acquire additional residences. The Company's ability to continue to grow will depend in large part on its ability to identify suitable and affordable development and acquisition opportunities and successfully pursue such opportunities, identify and obtain necessary financing commitments and effectively operate its assisted living residences. There can be no assurance, however, that the Company will be successful in developing, constructing or acquiring any additional residences or that it will be able to continue to achieve or exceed its historical growth rate.

     The Company's rapid expansion places significant demands on the Company's management and operating personnel. The Company's ability to manage its recent and future growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, retain, train, motivate and manage key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition will be adversely affected.

     Management of the Company intends to review and, in appropriate circumstances, pursue opportunities for development and expansion of new products and services, such as home health care, rehabilitation and pharmacy services. Efforts to achieve such business diversification, however, are subject to certain risks, including management's relative unfamiliarity with such businesses, additional uncertainties related to government regulation and possible difficulties in integrating new products or businesses.

DEVELOPMENT AND CONSTRUCTION RISKS

     The Company's growth strategy is dependent, in part, on its ability to develop and construct a significant number of additional residences. As of November 1, 1997, the Company had 99 residences under construction and 74 residences under development. Development projects generally are subject to various risks, including zoning, permitting, health care licensing and construction delays, that may result in construction cost overruns and longer development periods and, accordingly, higher than anticipated start-up losses. Project management is subject to a number of contingencies over which the Company will have little or no control and which might adversely affect project costs and completion time. Such contingencies include shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. In addition, the Company's construction management subsidiary serves as general contractor on many of the Company's residences in construction and development, and, accordingly, in these instances the Company may not have the same contractual recourse for construction delays and defects as would generally be available were a third party general contractor engaged to construct these residences. As a result of these various factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional residences or that any developed residence will be economically successful. If the Company's planned development is delayed, the Company's business, operating results and financial condition could be adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has acquired residences in the past and intends to continue to seek acquisition opportunities in the future. However, no assurances can be given that the Company will be successful in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of residences involves a number of risks. Existing residences available for acquisition frequently serve or target different market segments than those presently served by the Company. It may be necessary in such cases to reposition and renovate acquired residences or turn over the existing resident population to achieve a resident acuity and income profile which is consistent with the Company's current operations. In addition, the Company may also determine that staff and operating management personnel changes are necessary to successfully integrate such residences into the Company's existing operations. No assurances can be made that management will be successful in repositioning any acquired residences or in effecting any necessary operational or structural changes and improvements on a timely basis. Any failure by the Company to make necessary operational or structural changes or to successfully reposition acquired residences may adversely impact the Company's business, operating results and financial condition. In undertaking acquisitions of residences, the Company also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such residences, against whom the Company may have little or no recourse.

NEED FOR ADDITIONAL FINANCING; RISK OF RISING INTEREST RATES

     To achieve its growth strategy, the Company will need to obtain sufficient financing to fund its continued development, construction and acquisition activities. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company has executed non-binding letters of intent with four health care REITs for financing commitments aggregating approximately $574 million (of which $281 million has been utilized in sale/leaseback and mortgages financing transactions through November 1, 1997) and with a mortgage lender for construction and long- term mortgage financing aggregating $100 million (none of which has been used as of November 1, 1997). The Company's management believes financing available pursuant to these arrangements, and pursuant to other sources of financing, will be sufficient to fund its development and acquisition programs for at least the next 12 months. The Company will from time to time seek additional funding through public or private financing, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. In addition, the Company will require significant financial resources to meet its operating and working capital needs, including contractual obligations to purchase the equity interest of joint venture portions in residences owned in joint ventures. See "-- Joint Ventures and Related Mandatory Purchase Obligations." There can be no assurance that any newly constructed residences will achieve a stabilized occupancy rate and attain a resident mix that meet the Company's expectations or generate sufficient positive cash flow to cover operating and financing costs associated with such residences. There can be no assurance that the Company will be successful in securing additional financing or that adequate funding will be available and, if available, will be on terms that are acceptable to the Company. A lack of funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans. In addition, the Company may require additional financing to enable it to acquire additional residences, to respond to changing economic conditions, to expand the Company's development program or to account for changes in assumptions related to its development program.

     Approximately $34 million, or 20%, of the Company's total indebtedness as of November 1, 1997 was subject to floating interest rates. Although a majority of the debt and lease payment obligations of the Company are not subject to floating interest rates, indebtedness that the Company may incur in the future may bear interest at a floating rate. In addition, future fixed rate indebtedness and lease obligations will be based on interest rates prevailing at the time such arrangements are obtained. Therefore, increases in prevailing interest rates could increase the Company's interest or lease payment obligations and could have an adverse effect on the Company's business, financial condition and results of operations.

RESIDENCE MANAGEMENT, STAFFING AND LABOR COSTS

     The Company competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. The Company will be dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company's residences. Any inability of the Company to attract or retain qualified residence management personnel could have a material adverse effect on the Company's financial condition or results of operations. In addition, a possible shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases would have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION

     The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, the Company expects that the assisted living segment of such industry will become increasingly competitive in the future. The Company competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home health care agencies, congregate care facilities, retirement communities and skilled nursing facilities. While the Company believes there is a need for additional assisted living residences in the markets where the Company is constructing and developing residences, the Company expects that, as assisted living residences receive increased market awareness and the number of states which include assisted living services in their Medicaid programs increases, competition will increase from new market entrants, many of whom may have substantially greater financial resources than the Company. No assurance can be given that increased competition will not adversely affect the Company's ability to attract or retain residents or maintain its existing rate structures. Moreover, in implementing its growth strategy, the Company expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of the Company's present and potential competitors have, or may have access to, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract and retain residents, to maintain or increase resident service fees or to expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     Management of the Company is not able to predict the effect that the health care industry trend towards managed care will have on the assisted living marketplace. Managed care, an arrangement whereby service and care providers agree to sell specifically defined services to one or more public or private payors (frequently not the end user or resident) subject to a predefined system in an effort to achieve more efficiency with respect to utilization and cost, is not currently a significant factor in the assisted living marketplace. However, managed care plans sponsored by insurance companies or HMOs may in the future be a factor in the assisted living marketplace. There can be no assurance that the Company will not encounter increased competition or be subject to other competitive pressures that could affect its business, results of operation or financial condition as a result of managed care.

JOINT VENTURES AND RELATED MANDATORY PURCHASE OBLIGATIONS

     The Company has entered into several joint ventures with regional real estate development partners and others for the construction, development and ownership of assisted living residences in targeted geographic areas. As of November 1, 1997, 53 of the Company's operating residences were jointly owned, directly or indirectly, with venture partners. Of the 173 of the Company residences which were either under construction or development as of November 1, 1997, a significant portion of such residences are being or will be constructed or developed under joint venture agreements. There can be no assurance that these joint venture development partners will be successful in identifying sites for future residences, securing necessary permits and licenses for the construction of new residences and supervising the construction of new residences on time and within budget. In addition, the Company has agreed not to own or operate competing assisted living residences during specified contractual periods within specified geographic areas adjacent to residences developed through certain of its joint ventures. While the Company typically receives a fee for managing residences developed through joint ventures, it shares with its joint venture partners any profits or losses realized from the operation or sale of such residences. The Company is obligated under its joint venture arrangements to purchase the equity interests of its joint venture partners upon the election of such joint venture partners at a price based on either a formula price or the appraised value of the residence owned by the applicable joint venture. These purchase rights generally become exercisable during the first six months to two years following the opening of the residence owned by such joint venture. As a result of these provisions, the Company might become obligated to acquire additional interests in residences developed through joint ventures on terms or at times that would otherwise not be acceptable to the Company, including times during which the Company may not have adequate liquidity to fund such acquisitions.

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on the Company's methods and costs of doing business. The Company is, and will be, subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where they operate or intend to operate.

     The Company and its activities are subject to zoning, health and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of the Company to open additional residences at desired locations or could result in costly delays. Several of the Company's residences have been financed by revenue bonds. In order to continue to qualify for favorable tax treatment of the interest payable on certain of these bonds, the financed residences must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.

     The Company's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on the Company's financial condition, results of operations and prospects. The Company's operations could also be adversely affected by, among other things, regulatory developments such as revisions in building code requirements for assisted living residences, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. There can be no assurance that Federal, state or local laws or regulations will not be imposed or expanded which adversely impact the Company's business, financial condition, results of operations or prospects. The Company's residence operations are also subject to health and other state and local government regulations.

     The Company has sold franchises for its Sterling House model and may sell on a limited basis franchises for such model in the future. The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where the Company currently conducts franchise operations. Principally, these regulations require that certain written disclosures be made prior to the sale of a franchise. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the franchisor's and its franchisees' post-termination rights and obligations. There can be no assurance that changes in such regulations will not have an adverse impact upon the ability of the combined company to continue its franchising activities.

     The Company intends to review and, in appropriate circumstances, pursue opportunities for development and expansion into new products and services. These new products and services may include home health care, rehabilitation and pharmacy services. The Federal and state regulation of such additional products and services may be more evolved and extensive than that related to the Company's assisted living operations. The Company has not in the past engaged in significant activities outside of its core assisted living business. Should the Company expand into new products and services, the Company will be subject to additional Federal, state and local laws and regulations. Non-compliance with such regulations could have a material adverse effect on the Company's business, financial condition, results of operations or prospects.

LIABILITY AND INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. In addition, compared to more institutional long-term care facilities, assisted living residences (especially dementia care residences) of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, historical experience and industry standards. There can be no assurance, however, that claims in excess of such insurance or claims not covered by insurance, such as claims for punitive damages, will not arise. A successful claim against the Company not covered by, or in excess of, its insurance could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract or retain residents or expand its business and may require management to devote substantial time to matters unrelated to day-to-day operations. In addition, insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms.

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

     The Company currently relies, and for the foreseeable future, the Company expects to rely, primarily on the ability of its residents to pay for services from their own and their families' financial resources. Generally, only elderly adults with income or assets meeting or exceeding the comparable median in the region where assisted living residences of the Company are located can afford the fees for such residences. Inflation or other circumstances which adversely affect the ability of residents and potential residents to pay for assisted living services could have an adverse effect on the Company. In the event that the Company encounters difficulty in attracting seniors with adequate resources to pay for the Company's services, the Company would be adversely affected.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation or responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     With the exception of four Sterling House residences operated by the Company or its predecessors since prior to 1995, the Company has conducted environmental assessments of all of its operating residences and has conducted, or is in the process of conducting, environmental assessments of all of its undeveloped sites and sites currently under construction. These assessments have not revealed, and the Company is not otherwise aware of, any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance, however, that environmental assessments would detect all environmental contamination which may give rise to material environmental liabilities. The Company believes that its respective residences are in compliance in all material respects with all applicable environmental laws. The Company has not been notified by any governmental authority, or is otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the residences its currently operates.

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate"), authorizes the issuance of 5,000,000 shares of Preferred Stock and 30,000,000 shares of Common Stock. Giving effect to the reservation of shares issuable upon conversion of the Company's outstanding $35,000,000 principal amount of 6.75% Convertible Subordinated Debentures due 2006 and the Company's outstanding $50,000,000 principal amount of 7% Convertible Subordinated Debentures due 2004 (collectively, the "Debentures") and exercise of stock options previously granted or available to be granted under the Company's stock option plans, the Company will have 5,415,369 shares of authorized but unissued Common Stock. Subject to the rules of the American Stock Exchange ("AMEX") upon which the Common Stock is listed, the Board of Directors of the Company has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the Company's Board. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company presently has no commitments or contracts to issue any additional shares of Common Stock (other than pursuant to the exercise of outstanding stock options or the conversion of the Debentures) or any shares of Preferred Stock. Authorized and unissued Preferred Stock and Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of the Company, could make it less likely that stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of and the voting and other rights of the holders of outstanding shares of Common Stock. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which, in general, prevents an "interested stockholder" (defined generally as a person owing 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.

     In connection with the Sterling Merger, the Company issued 5,549,760 shares of Common Stock to holders of the common stock of Sterling. Up to 46% of such shares are available for sale by the holders thereof pursuant to Rule 145 adopted by the Commission under the Securities Act upon the publication by the Company of financial results covering at least 30 days of post-Sterling Merger combined operations, and the remainder of such shares are available for immediate resale by the holders thereof.

     Approximately 51.1% of the outstanding shares of Common Stock was offered and sold in reliance upon exemptions from registration under the Securities Act and, accordingly, such shares are "restricted shares" for purposes of Rule 144 adopted under the Securities Act ("Restricted Shares"). The substantial majority of the Restricted Shares are currently either freely tradeable without restriction or limitation under the Securities Act or may be sold in the public market pursuant to Rule 144 promulgated under the Securities Act, subject to the volume and resale restrictions of such rule.

     Holders of the Debentures have the right to convert the Debentures into Common Stock at a conversion price of either $20.25 or $20.38 per share (depending upon which debenture they hold) at any time after the registration statements which have been or will be filed by the Company with respect thereto are declared effective by the Commission. If holders elect to convert all of the outstanding Debentures into shares of Common Stock, the Company would issue an additional 4,186,353 shares of Common Stock.

POSSIBLE PRICE VOLATILITY OF THE SECURITIES

     The market price of the Securities offered hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Securities offered hereby, variations in the Company's operating results, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Securities.

                                  THE COMPANY

     Alternative Living Services, Inc. is a national assisted living company operating 219 residences with an aggregate capacity to accommodate approximately 9,200 residents as of November 1, 1997. Of these residences, the Company owns 48, leases 101, holds majority interests in 34 (22 of which are owned and 12 of which are leased), holds minority interests in 20 (11 of which are owned and nine of which are leased) and manages 16. The Company provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. The Company and its predecessor have operated assisted living residences since 1981, and specialty dementia care residences since 1985.

     The Company provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration and health monitoring) to its residents. In addition, the Company offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. The Company operates five distinct assisted living product lines (Clare Bridge, Wynwood, Crossings, Sterling House and WovenHearts), each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options.


     Since 1993, the Company has experienced significant growth through its aggressive development program and several strategic acquisitions. In October 1997, the Company completed the merger with Sterling, which at the time operated 104 residences with an aggregate capacity of 3,892 residents. As a result of the Sterling Merger, the Company added significant depth to its experienced management team, acquired a fifth product line in the Sterling House residence model and significantly expanded its presence in the Midwest and Southeast. In 1996, the Company acquired New Crossings International Corporation, an assisted living company which operated 15 residences with a capacity of approximately 1,420 residents throughout the Western United States, and Heartland Retirement Services, Inc., an assisted living company which operated 20 WovenHearts residences throughout Wisconsin. As a result of these transactions, the Company expanded into several new geographic markets and broadened its assisted living product lines through the addition of the Crossings apartment style residence model and the WovenHearts residence model designed to serve frail elderly individuals in moderate income markets and smaller communities. The Company has also significantly expanded its operations through the development of free-standing residences. Through November 1, 1997, the Company has developed 203 residences with an aggregate capacity to accommodate approximately 8,700 residents. The Company intends to continue its development strategy and, at November 1, 1997, is constructing 99 residences and is developing an additional 74 residences. Of these residences, 110 to 130 are expected to open during 1998.


     The Company's executive offices are located at 450 North Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005, and its telephone number is (414) 789-9565.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                      NINE MONTHS
                                                                                         ENDED
                                           YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                -----------------------------------------------    -----------------
                                 1992      1993      1994      1995      1996       1996      1997
                                -------   -------   -------   -------   -------    -------   -------
Ratio of earnings to fixed
  charges(1)..................       --        --        --        --        --         --        --


---------------

(1) No preferred stock was outstanding during the periods presented; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends has not been presented. Earnings consist of earnings from continuing operations excluding unusual charges or extraordinary items, plus fixed charges, reduced by the amount of unamortized interest capitalized. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and a portion of rent expense estimated by management to be the interest component of such rentals. Earnings were not sufficient to cover fixed charges as follows: for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, $130,000,
    $180,000, $691,000, $1,482,000 and $8,326,000, respectively; and for the nine months ended September 30, 1996 and 1997, $6,547,000 and $7,485,000,
    respectively.


                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for the repayment of outstanding amounts under the Company's temporary construction financing arrangements, to fund the development of additional assisted living and dementia residences and for general corporate purposes.

                                    DILUTION

     To the extent the Company offers Common Stock, information with respect to dilution will be set forth in an accompanying Prospectus Supplement.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate, and the Company's Restated Bylaws, as amended (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information".

GENERAL

     The Certificate authorizes 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of November 1, 1997, the Company had 18,575,524 shares of Common Stock issued and outstanding and no outstanding shares of Preferred Stock.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

     Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each stockholder.

     The Common Stock is listed on the American Stock Exchange. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus

Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate and the Board of Directors' resolution relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Under the Certificate, the Board of Directors of the Company is authorized to establish and issue, from time to time, up to 5,000,000 shares of Preferred Stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

     Dividend Rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the

Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

     Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

     Conversion Rights. The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

     Voting Rights. Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Transfer Agent and Registrar. The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

     Section 203 of the DGCL prohibits certain transactions between a publicly held Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value 10 percent or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless
(i) the business combination or the transaction whereby the person became an interested stockholder is approved by the corporation's board of directors prior to the date of such transaction; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

     Limitations on Directors Liability. The Certificate limits the liability of directors and officers to the Company or its stockholders to the fullest extent permitted by the DGCL. The inclusion of this provision in the Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

                         DESCRIPTION OF DEBT SECURITIES


     The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and the United States Trust Company of New York, as trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete. These summaries are qualified in their entirety by reference to all of the provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and other information regarding the Debt Securities. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Indenture. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the form of the Indenture are available for inspection during normal business hours at the principal executive offices of the Company, 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005.


GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction wit respect to each share of Common Stock.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

OPTIONAL REDEMPTION

     The Debt Securities of any series may be subject to redemption as permitted or required by the terms of such Debt Securities on at least 30 days' prior notice by mail. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market.

SUBORDINATION

     The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

     "Indebtedness" with respect to any Person is defined to mean:

          (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft or similar instrument;

          (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

          (iii) notes payable and drafts accepted representing extensions of credit;

          (iv) any balance owed for all or any part of the deferred purchase price or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

          (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (iv);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF COMMON STOCK

     The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its stockholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any shares of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock.

ADDITIONAL COVENANTS

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities;
(ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to Events of Default, notice and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption or otherwise, which continues for five Business Days;

(iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such Event of Default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such Event of Default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10 million or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the Board of Directors of the Company that authorizes such series of Debt Securities.

     The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways; (i) directly to investors; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; or
(iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Rogers & Hardin LLP, Atlanta, Georgia.

                                    EXPERTS

     The (i) consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been included in the Company's Form 10-K for the year ended December 31, 1996 and (ii) supplemental consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been included in the Form 8-K/A filed by the Company on November 6, 1997; and each such financial statements have been incorporated by reference in the Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing therein upon the authority of said firm as experts in accounting and auditing.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Forward Looking Statements............     3
Risk Factors..........................     4
The Company...........................    12
Ratio of Earnings to Fixed Charges....    12
Use of Proceeds.......................    13
Dilution..............................    13
Description of the Company's Capital
  Stock...............................    13
Description of Debt Securities........    17
Plan of Distribution..................    22
Legal Matters.........................    23
Experts...............................    23

             ======================================================
             ======================================================

                               ALTERNATIVE LIVING
                                 SERVICES, INC.

                                   SECURITIES

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                NOVEMBER , 1997

             ======================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, and all such expenses will be borne by the Registrant. All amounts are estimates except for the SEC registration fee. It is estimated that the Registrant will incur the following expenses in connection with the offering of the securities being registered.


SEC Registration Fee........................................  $ 98,485.00
AMEX Filing Fee.............................................    17,500.00
Accounting Fees and Expenses................................    35,000.00
Blue Sky Fees and Expenses..................................     5,000.00
Legal Fees and Expenses.....................................   100,000.00
Printing and Mailing Expenses...............................    80,000.00
Transfer Agent Fees and Expenses............................    20,000.00
Miscellaneous Expenses......................................    19,015.00
                                                              -----------
          Total.............................................  $375,000.00
                                                              ===========


---------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the proceeding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Articles VIII and IX of the Company's Restated Certificate of Incorporation, as amended, provides for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1     --  Form of Underwriting Agreement.
   3.1     --  Restated Certificate of Incorporation of the Registrant
               (incorporated herein by reference to Exhibit 3.1 to the
               Registrant's Registration Statement on Form S-1,
               Registration No. 333-04595, filed with Commission on July
               30, 1996 (the "Form S-1")).
   3.2     --  Certificate of Merger, dated May 24, 1996 (incorporated herein by reference to Exhibit 3.1 to the Registrant's
               Registration Statement on Form S-3, Registration No. 333-
               37737, filed with the Commission on October 14, 1997 (the
               "Form S-3")).
   3.3     --  Certificate of Amendment to the Restated Certificate of
               Incorporation, dated August 1, 1996 (incorporated herein by reference to Exhibit 3.2 to the Form S-3).
   3.4     --  Restated Bylaws of the Registrant.*
   4.1     --  Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form S-1).
   4.2     --  Indenture dated as of May 21, 1997 by and between
               Alternative Living Services, Inc. and IBJ Schroder Bank &
               Trust Company, as Trustee (incorporated by reference to
               Exhibit 4.1 to the Registrant's Current Report on Form 8-K
               (No. 1-11999) filed on May 27, 1997).
   4.3     --  Form of Registration Rights Agreement dated as of May 21,
               1997 by and between Alternative Living Services, Inc. and
               the purchasers of the 7% Convertible Subordinated Debentures due 2004 (incorporated by reference to Exhibit 99.2 to the
               Registrant's Current Report on Form 8-K (No. 1-11999) filed on May 27, 1997).
   4.4     --  Form of Indenture with respect to the Debt Securities that are, among other things, the subject of this Registration
               Statement.
   4.5     --  See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven
               of the Registrant's Restated Certificate of Incorporation
               (incorporated herein by reference to Exhibit 3.1 to the Form
               S-1) and the Certificate of Amendment to the Restated
               Certificate of Incorporation (incorporated by reference to
               Exhibit 3.2 to the Form S-3).
   4.6     --  See Articles 2, 3, 5, 7 and 8 of the Registrant's Restated
               Bylaws (filed herewith as Exhibit 3.4).
   4.7     --  Indenture dated as of May 23, 1996 by and between Sterling
               House Corporation ("Sterling") and Fleet National Bank, as
               Trustee (incorporated by reference to Exhibit 4.11 to
               Sterling's Registration Statement on Form S-3 (Registration
               No. 333-15329 filed on November 1, 1996 (the "Sterling
               S-3")).
   4.8     --  Form of Registration Rights Agreement dated as of May 17,
               1996 by and between Sterling and the initial purchasers of the 6.75% Convertible Subordinated Debentures due 2006
               (incorporated by reference to Exhibit 4.9 to the Sterling
               S-3).
   4.9     --  First Supplemental Indenture dated as of October 23, 1997 among the Registrant, Sterling and State Street Bank and
               Trust Company, as successor Trustee (filed herewith as
               Exhibit 4.9).*
   5.1     --  Opinion of Rogers & Hardin LLP.
  12.1     --  Computation of ratios of earnings to fixed charges.
  23.1     --  Consent of Rogers & Hardin LLP (included in Exhibit 5.1).
  23.2     --  Consent of KPMG Peat Marwick LLP.
  23.3     --  Consent of KPMG Peat Marwick LLP.
  24.1     --  Power of Attorney. See signature pages to the original filing of this Registration Statement.*
  25.1     --  Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 on Form T-1.


---------------


* Previously filed.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on this 25th day of November, 1997.


                                          ALTERNATIVE LIVING SERVICES, INC.

                                          By:     /s/ WILLIAM F. LASKY
                                            ------------------------------------
                                                      William F. Lasky
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:



                      SIGNATURE                                  CAPACITY                  DATE
                      ---------                                  --------                  ----

                /s/ WILLIAM F. LASKY                   Chief Executive Officer and   November 25, 1997
-----------------------------------------------------    Director (Principal
                  William F. Lasky                       Executive Officer)

                          *                            President and Director        November 25, 1997
-----------------------------------------------------
                 Timothy J. Buchanan

                /s/ THOMAS E. KOMULA                   Senior Vice President,        November 25, 1997
-----------------------------------------------------    Treasurer, Chief Financial
                  Thomas E. Komula                       Officer and Secretary
                                                         (Principal Financial
                                                         Officer)

                /s/ JOHN D. PETERSON                   Vice President and            November 25, 1997
-----------------------------------------------------    Controller (Principal
                  John D. Peterson                       Accounting Officer)

                          *                            Chairman of the Board and     November 25, 1997
-----------------------------------------------------    Director
                William G. Petty, Jr.

                          *                            Vice Chairman of the Board    November 25, 1997
-----------------------------------------------------    and Director
                 Richard W. Boehlke

                          *                            Director                      November 25, 1997
-----------------------------------------------------
                  Gene E. Burleson

                                                       Director
-----------------------------------------------------
                  D. Ray Cook, M.D.

                                                       Director
-----------------------------------------------------
                   Robert Haveman

                                                       Director
-----------------------------------------------------
                   Ronald G. Kenny

                      SIGNATURE                                  CAPACITY                  DATE
                      ---------                                  --------                  ----

                                                       Director
-----------------------------------------------------
                  Jerry L. Tubergen

                          *                            Director                      November 25, 1997
-----------------------------------------------------
                   Steven L. Vick

              *By: /s/ THOMAS E. KOMULA
   -----------------------------------------------
                  Thomas E. Komula
                 As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                       PAGE
NUMBER                            DESCRIPTION OF EXHIBIT                     NUMBER
-------                           ----------------------                     ------
  1.1      --  Form of Underwriting Agreement..............................
  3.1      --  Restated Certificate of Incorporation of the Registrant
               (incorporated herein by reference to Exhibit 3.1 to the
               Registrant's Registration Statement on Form S-1,
               Registration No. 333-04595, filed with Commission on July
               30, 1996 (the "Form S-1"))..................................
  3.2      --  Certificate of Merger, dated May 24, 1996 (incorporated herein by reference to Exhibit 3.1 to the Registrant's
               Registration Statement on Form S-3, Registration No.
               333-37737, filed with the Commission on October 14, 1997
               (the "Form S-3"))...........................................
  3.3      --  Certificate of Amendment to the Restated Certificate of
               Incorporation, dated August 1, 1996 (incorporated herein by reference to Exhibit 3.2 to the Form S-3)...................
  3.4      --  Restated Bylaws of the Registrant.*.........................
  4.1      --  Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form S-1).............................
  4.2      --  Indenture dated as of May 21, 1997 by and between
               Alternative Living Services, Inc. and IBJ Schroder Bank &
               Trust Company, as Trustee (incorporated by reference to
               Exhibit 4.1 to the Registrant's Current Report on Form 8-K
               (No. 1-11999) filed on May 27, 1997)........................
  4.3      --  Form of Registration Rights Agreement dated as of May 21,
               1997 by and between Alternative Living Services, Inc. and
               the purchasers of the 7% Convertible Subordinated Debentures due 2004 (incorporated by reference to Exhibit 99.2 to the
               Registrant's Current Report on Form 8-K (No. 1-11999) filed on May 27, 1997)............................................
  4.4      --  Form of Indenture with respect to the Debt Securities that are, among other things, the subject of this Registration
               Statement...................................................
  4.5      --  See Articles Four, Six, Seven, Eight, Nine, Ten and Eleven
               of the Registrant's Restated Certificate of Incorporation
               (incorporated herein by reference to Exhibit 3.1 to the Form
               S-1) and the Certificate of Amendment to the Restated
               Certificate of Incorporation (incorporated by reference to
               Exhibit 3.2 to the Form S-3)................................
  4.6      --  See Articles 2, 3, 5, 7 and 8 of the Registrant's Restated
               Bylaws (filed herewith as Exhibit 3.4)......................
  4.7      --  Indenture dated as of May 23, 1996 by and between Sterling
               House Corporation ("Sterling") and Fleet National Bank, as
               Trustee (incorporated by reference to Exhibit 4.11 to
               Sterling's Registration Statement on Form S-3 (Registration
               No. 333-15329 filed on November 1, 1996 (the "Sterling
               S-3"))......................................................
  4.8      --  Form of Registration Rights Agreement dated as of May 17,
               1996 by and between Sterling and the initial purchasers of the 6.75% Convertible Subordinated Debentures due 2006
               (incorporated by reference to Exhibit 4.9 to the Sterling
               S-3)........................................................
  4.9      --  First Supplemental Indenture dated as of October 23, 1997 among the Registrant, Sterling and State Street Bank and
               Trust Company, as successor Trustee (filed herewith as
               Exhibit 4.9).*..............................................
  5.1      --  Opinion of Rogers & Hardin LLP..............................
 12.1      --  Computation of ratios of earnings to fixed charges..........
 23.1      --  Consent of Rogers & Hardin LLP (included in Exhibit 5.1)....
 23.2      --  Consent of KPMG Peat Marwick LLP............................
 23.3      --  Consent of KPMG Peat Marwick LLP............................

EXHIBIT                                                                       PAGE
NUMBER                            DESCRIPTION OF EXHIBIT                     NUMBER
-------                           ----------------------                     ------
 24.1      --  Power of Attorney. See signature pages to the original filing of this Registration Statement.......................
 25.1      --  Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 on Form T-1.................


---------------


* Previously filed.